UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 27, 2022

AVIDITY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39321	46-1336960
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10578 Science Center Drive, Suite 125

San Diego, CA 92121

(Address of principal executive offices) (Zip Code)

(858) 401-7900

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last

Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On September 27, 2022, Avidity Biosciences, Inc. (“Avidity” or the “Company”) announced that the U.S. Food and Drug Administration (“FDA”) has placed a partial clinical hold on new participant enrollment in the Phase 1/2 MARINA clinical trial of AOC 1001 in adults with myotonic dystrophy type 1 (“DM1”). Close to 40 participants are currently enrolled in the MARINA and MARINA open label extension (“MARINA-OLE”) trials. All participants, whether they are on AOC 1001 or placebo, may continue in their current dosing cohort although no additional participants may be enrolled until the partial clinical hold is resolved. All participants in MARINA may roll over into the MARINA-OLE where they will receive AOC 1001 as planned.

The partial clinical hold is in response to a serious adverse event (“SAE”) reported in a single participant in the 4mg/kg cohort of the MARINA study. Avidity is working closely with the FDA and the investigators to assess the cause of this SAE. The Company plans to take all necessary steps to resolve the partial clinical hold on new participant enrollment as quickly as possible. Avidity remains on track to conduct a preliminary assessment of safety, tolerability and key biomarkers in approximately half of the study participants in the MARINA trial in the fourth quarter of 2022.

Additionally, Avidity announced that the FDA has cleared the Company to proceed with clinical trials under two INDs. These clinical trials will evaluate AOC 1020 for the treatment of facioscapulohumeral muscular dystrophy (“FSHD”) and AOC 1044 for the treatment of Duchenne muscular dystrophy (“DMD”) with mutations amenable to exon 44 skipping.

Forward-Looking Statements

Avidity cautions readers that statements contained in this report regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: expectations for Avidity’s interactions with the FDA, the ongoing investigation into the underlying cause of the SAE for the affected patient, and the anticipated impact of, and Avidity’s ability to resolve, the partial clinical hold and resume enrollment in and complete the MARINA study, and to conduct and present data from the preliminary assessment of the MARINA study and the timing thereof; the progression of clinical programs for AOC 1001, AOC 1044 and AOC 1020 and timing thereof; and the potential of AOC 1001 to treat DM1. The inclusion of forward-looking statements should not be regarded as a representation by Avidity that any of these plans will be achieved. Actual results may differ from those set forth in this report due to the risks and uncertainties inherent in the business, including, without limitation: Avidity may not be able to resolve the partial clinical hold and the analysis related to the underlying cause of the SAE may result in delays in the MARINA study or an inability to compete the study; unexpected adverse side effects or inadequate efficacy of its product candidates that may delay or limit their development, regulatory approval and/or commercialization, or may result in clinical holds, recalls or product liability claims; Avidity is early in its development efforts; Avidity’s approach to the discovery and development of product candidates based on its AOC platform is unproven, and the Company does not know whether it will be able to develop any products of commercial value; potential delays in the commencement, enrollment and completion of preclinical studies or clinical trials; the success of its preclinical studies and clinical trials for the company’s product candidates; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; Avidity’s dependence on third parties in connection with preclinical and clinical testing and product manufacturing; regulatory developments in the United States and foreign countries, including acceptance of INDs and similar foreign regulatory filings and the proposed design of future clinical trials; disruption to its operations from the COVID-19 pandemic or the war in Ukraine; and other risks described in prior press releases and in filings with the Securities and Exchange Commission. Avidity cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIDITY BIOSCIENCES, INC.

Date: September 27, 2022	By:	/s/ Michael F. MacLean
Michael F. MacLean
Chief Financial and Chief Business Officer